CONSENT LETTER

U.S. Securities and Exchange Commission

Dear Sirs,

We consent to the termination of the engagement of serving as the independent registered public accounting firm to Mercurity Fintech Holding Inc., a company incorporated in Cayman Islands (the "Company").

The reports of us on the financial statements of the Company as of and for the fiscal years ended December 31, 2019, 2020, 2021 and the subsequent interim period through June 30, 2022 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company's fiscal years ended December 31, 2019, 2020, 2021 and the subsequent interim period through June 30, 2022, we had no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the Company's fiscal years ended December 31, 2019, 2020, 2021 and the subsequent interim period through June 30, 2022, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

Shanghai Perfect C.P.A. Partnership

Shanghai Perfect C.P.A Partnership

Shanghai, the People's Republic of China

February 1, 2023